Exhibit 4.1

Share Certificate

Certificate Number	Number of Shares

Empro Group Inc

Incorporated in the Cayman Islands under the Companies Act (as Revised)

This certifies that [Name] of [Address] is the registered holder of [Number] Ordinary Shares par value US$0.0001 each fully paid and non-assessable, subject to the Amended and Restated Memorandum and Articles of Association of the Company (as the same may be amended from time to time).

Witness the facsimile signature of the Company’s duly authorized director.

Director